Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: Jim Mabry (843) 529-5593

South State Corporation Reports Third Quarter Net Income;

Increases Quarterly Cash Dividend

COLUMBIA, S.C.—October 21, 2016—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and nine-month period ended September 30, 2016.  Highlights of the third quarter 2016 include the following:

•	Net income was $28.1 million for the 3Q 2016, a $3.6 million increase, from 2Q 2016, while adjusted net income (non-GAAP) was $28.6 million, up $67,000 from 2Q 2016
o	Earnings per share (EPS) – diluted was $1.16 for 3Q 2016 compared to $1.01 in 2Q 2016 and to $1.04, or 11.5% increase, compared in 3Q 2015;
o	Adjusted net income per share – diluted was $1.18 for 3Q 2016 and 2Q 2016, and $1.12, or a 5.4% increase, compared to 3Q 2015;
o	Increased dividend paid to common shareholders by 24.0%, or $0.06 per share, compared to September 30, 2015

•	Net loan growth during 3Q 2016 was $108.8 million, or 6.7% annualized
o	Non-acquired loan growth totaled $191.2 million, or 15.8% annualized growth; which
o	Outpaced acquired loan runoff of $82.4 million

•	Performance ratios 3Q 2016 compared to 2Q 2016
o	Return on average assets improved to 1.28% compared to 1.13%
o	Adjusted return on average assets (non-GAAP) was 1.30% from 1.32%
o	Return on average tangible equity increased to 15.86% compared to 14.59%
o	Adjusted return on average tangible equity (non-GAAP) declined to 16.11% from 16.85%
o	Efficiency ratio improved to 62.3% compared to 64.5%
o	Adjusted efficiency ratio (non-GAAP) was 61.7% up from 60.8% (excluding branch consolidation and merger expenses and the charge for the early termination of the FDIC loss share agreements in 2Q 2016)

•	Balance sheet 3Q 2016 compared to 2Q 2016
o	Investment securities portfolio declined by $65.4 million during the third quarter
o	Noninterest bearing deposits increased by $58.9 million, or 11.1% annualized
o	Shareholders’ equity increased $19.8 million, primarily from net income less the quarterly dividend
o	Equity to assets improved to 12.78% from 12.66%
o	Tangible equity to tangible assets improved to 8.84% from 8.66%

•	Asset quality improvement in 3Q 2016 compared to 2Q 2016
o	Nonperforming assets (NPAs) declined by 7.4%, or $3.4 million, to $42.5 million
o	NPAs to total assets improved to 0.48% from 0.53%
o	Net charge offs on non-acquired loans were 0.03% down from 0.06%
o	Net charge offs on acquired non-credit impaired loans remained at 0.07%
o	Coverage ratio of ALLL on non-acquired non-performing loans improved to 248.6% from 201.1%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.32 per share payable on its common stock.  This per share amount is $0.01 per share, or 3.2% higher than the dividend paid in the immediately preceding quarter and is $0.06 per share, or 23.1%, higher than a year ago.  The dividend will be payable on November 18, 2016 to shareholders of record as of November 11, 2016.

Merger with Southeastern Bank Financial Corporation  (“SBFC” or “Southeastern”)

On June 17, 2016, we announced jointly the signing of a definitive merger agreement with SBFC.  As of June 30, 2016, SBFC, headquartered in Augusta, Georgia, had approximately $1.9 billion in assets, $1.6 billion in deposits and $1.0 billion in loans.  This merger will add 12 offices in the Augusta, GA and Aiken, SC markets.  Southeastern currently ranks second in market share in the Augusta metro market.  Under the terms of the agreement, shareholders of Southeastern are expected to receive 0.7307 shares of South State Corporation stock for each share of SBFC common stock.  Special shareholder meetings for Southeastern and South State to ratify the merger proposal were held on October 18, 2016 and were approved.  All regulatory approvals have been received from the Georgia Department of Banking and Finance, South Carolina State Board of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve of Richmond.  Closing is currently scheduled on or around January 3, 2017 and the system conversion is scheduled to occur in the first quarter of 2017.

Branch Initiatives - Update

The Company announced the consolidation of eleven locations during the second, third and fourth quarters of 2016.  During the second quarter, the Company closed eight locations and one location was closed in the third quarter.  There are two remaining locations which will be closed, one in the fourth quarter of 2016 and one in the first quarter of 2017.  The expected branch closure cost and anticipated cost savings remain on target as previously disclosed.

Third Quarter 2016 Financial Performance

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,
INCOME STATEMENT	2016	2016	2016	2015	2015	2016	2015
Interest income
Loans, including fees (8)	$77,344	$77,154	$77,254	$77,462	$79,857	$231,752	$238,111
Investment securities, federal funds sold and securities purchased under agreements to resell	5,937	6,225	6,561	6,314	5,705	18,723	16,214
Total interest income	83,281	83,379	83,815	83,776	85,562	250,475	254,325
Interest expense
Deposits	1,412	1,368	1,600	1,794	1,811	4,380	5,550
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	624	612	613	550	736	1,849	2,434
Total interest expense	2,036	1,980	2,213	2,344	2,547	6,229	7,984
Net interest income	81,245	81,399	81,602	81,432	83,015	244,246	246,341
Provision for loan losses (1)	912	2,727	2,557	826	1,075	6,198	5,038
Net interest income after provision for loan losses	80,333	78,672	79,045	80,606	81,940	238,048	241,303
Noninterest income	35,340	32,118	30,041	29,197	29,771	97,499	86,358
Pre-tax operating expense	72,482	72,281	71,072	70,264	70,103	215,834	209,880
Branch consolidation and merger expense	709	1,573	958	1,617	3,091	3,240	5,328
Total noninterest expense	73,191	73,854	72,030	71,881	73,194	219,074	215,208
Income before provision for income taxes	42,482	36,936	37,056	37,922	38,517	116,473	112,453
Provision for income taxes	14,387	12,420	12,562	12,387	13,377	39,368	38,515
Net income	$28,095	$24,516	24,494	25,535	25,140	77,105	73,938

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$28,095	$24,516	$24,494	$25,535	$25,140	$77,105	$73,938
Securities (gains) losses, net of tax	—	—	(81)	—	—	(81)	—
Other than temporary impairment, net of tax	—	—	—	329	—	—	—
FDIC LSA early termination, net of tax	—	2,938	—	—	—	2,938	—
Branch consolidation expense	468	1,044	634	1,089	2,017	2,146	3,503
Adjusted net income (non-GAAP)	$28,563	$28,498	$25,047	$26,953	$27,157	$82,108	$77,441

Basic earnings per common share	$1.17	$1.02	$1.02	$1.06	$1.05	$3.21	$3.09
Diluted earnings per common share	$1.16	$1.01	$1.01	$1.05	$1.04	$3.18	$3.05
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.19	$1.19	$1.04	$1.12	$1.13	$3.42	$3.23
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.18	$1.18	$1.04	$1.11	$1.12	$3.40	$3.20
Dividends per common share	$0.31	$0.30	$0.28	$0.26	$0.25	$0.89	$0.72
Basic weighted-average common shares outstanding	24,016,075	23,995,054	23,969,080	23,986,795	23,984,417	23,988,774	23,955,562
Diluted weighted-average common shares outstanding	24,278,294	24,237,457	24,191,065	24,267,937	24,285,228	24,229,196	24,234,802
Effective tax rate	33.87%	33.63%	33.90%	32.66%	34.73%	33.80%	34.25%

The Company reported consolidated net income of $28.1 million, or $1.16 per diluted common share for the three-months ended September 30, 2016,  a  $3.6 million increase from the second quarter of 2016.  Interest income was down $98,000 primarily from lower income on investment securities and securities purchased under agreements to resell.  Interest expense increased by $56,000 due primarily to higher average balances of transaction and money market accounts and savings accounts.  The provision for loan losses decreased compared to the second quarter by $1.8 million due primarily to a  lower provision for loan losses on non-acquired loans of $1.7 million which was driven by our overall improvement in credit quality.  Noninterest income increased by $3.2 million from the reduction in the amortization of the indemnification asset of $4.4 million (with the termination of loss share agreements in the second quarter), partially offset by lower other income of $1.1 million related to the resolution of an acquired loan in the second quarter.  Noninterest expense decreased by $662,000 with $864,000 coming from branch consolidation and merger expenses and $1.9 million related to operational charge offs taken in the second quarter, lower sales and use tax, and lower secondary mortgage repurchase activity.  These decreases were offset by increases in salaries and benefits of $1.4 million and higher OREO and loan related cost of $1.2 million.  During the quarter, our effective income tax rate increased to 33.87% from 33.63% in the second quarter of 2016 due primarily to the increase in pretax net income of $3.6 million.

“Third quarter results continued to build on the success of the first six months of 2016.  Return on average assets equaled 1.28% and the return on average tangible common equity was 15.86%, said Robert R. Hill, Jr., CEO of South State Corporation.  “This performance also reflects continued investments in people and technology to prepare South State for additional growth.  Southeastern and South State have now received all necessary regulatory and shareholder approvals to close the merger and we look forward to their team officially joining South State in early January.  Lastly, our Board has approved a quarterly dividend rate increase to $0.32 per share, a 23% increase from last year.”

Balance Sheet and Capital

	Ending Balance
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
BALANCE SHEET	2016	2016	2016	2015	2015
Assets
Cash and cash equivalents	$507,517	$481,912	$697,277	$695,794	$889,380
Investment securities:
Securities held to maturity	6,851	7,921	7,920	9,314	9,314
Securities available for sale, at fair value	925,374	989,610	978,047	1,009,541	885,798
Other investments	9,482	9,529	9,539	8,893	9,031
Total investment securities	941,707	1,007,060	995,506	1,027,748	904,143
Loans held for sale	57,052	48,926	34,933	41,649	48,985
Loans:
Acquired credit impaired	632,617	658,835	692,437	733,870	768,606
Acquired non-credit impaired	885,657	941,886	999,238	1,049,538	1,107,440
Non-acquired	5,008,113	4,816,875	4,472,668	4,220,726	3,994,716
Less allowance for non-acquired loan losses (1)	(37,319)	(36,939)	(35,115)	(34,090)	(35,116)
Loans, net	6,489,068	6,380,657	6,129,228	5,970,044	5,835,646
FDIC receivable for loss share agreements	—	—	2,091	4,401	7,942
Other real estate owned ("OREO")	22,211	22,427	25,953	30,554	31,378
Premises and equipment, net	179,450	177,950	176,412	174,537	174,662
Bank owned life insurance	103,427	102,815	102,199	101,588	100,967
Deferred tax asset	25,357	25,915	32,045	37,827	40,090
Mortgage servicing rights	23,064	22,350	23,697	26,202	24,665
Core deposit and other intangibles	41,738	43,629	45,521	47,425	49,982
Goodwill	338,340	338,340	338,340	338,340	338,342
Other assets	68,234	72,012	67,555	61,239	53,694
Total assets	$8,797,165	$8,723,993	$8,670,757	$8,557,348	$8,499,876

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$2,176,155	$2,117,246	$2,020,632	$1,976,480	$1,927,309
Interest-bearing	5,071,251	5,046,680	5,141,316	5,123,948	5,150,700
Total deposits	7,247,406	7,163,926	7,161,948	7,100,428	7,078,009

Federal funds purchased and securities sold under agreements to repurchase	305,268	341,064	312,034	288,231	260,521
Other borrowings	55,306	55,254	55,210	55,158	55,107
Other liabilities	65,053	59,406	59,511	54,147	57,927
Total liabilities	7,673,033	7,619,650	7,588,703	7,497,964	7,451,564

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	60,523	60,488	60,445	60,407	60,529
Surplus	705,124	703,445	701,462	703,929	706,227
Retained earnings	354,490	333,900	316,642	298,919	279,681
Accumulated other comprehensive income (loss)	3,995	6,510	3,505	(3,871)	1,875
Total shareholders' equity	1,124,132	1,104,343	1,082,054	1,059,384	1,048,312
Total liabilities and shareholders' equity	$8,797,165	$8,723,993	$8,670,757	$8,557,348	$8,499,876

Common shares issued and outstanding	24,209,122	24,195,226	24,177,833	24,162,657	24,211,793

At September 30, 2016, the Company’s total assets were $8.8 billion,  an increase of $73.2 million from June 30, 2016 and an increase of $239.8 million from December 31, 2015.  During the third quarter of 2016,  the Company experienced asset growth primarily in loans of $108.8 million, excluding the change in the allowance for loan losses, and in cash and cash equivalents of $25.6 million.  These increases were primarily offset by a decline in the investment securities portfolio of $65.4 million.  Mortgage servicing rights increased by $714,000 primarily from the increased volume of loans serviced during the quarter.  Total deposits increased $83.5 million due to noninterest-bearing deposit growth of  $58.9 million, or 11.1% annualized, and interest-bearing deposits increased by $24.6 million, resulting mainly from an increase in savings and money market accounts, partially offset by a decline in time deposits.  Fed funds purchased and securities sold under repurchase agreements decreased by $35.8 million during the third quarter to $305.3 million.

The Company’s book value per common share increased to $46.43 per share at September 30,  2016, compared to $45.64 at June 30, 2016, and $43.84 at December 31, 2015.  Capital increased $19.8 million due primarily to net income of $28.1 million, which was offset by the common dividend paid of $7.5 million.  Accumulated other comprehensive income (“AOCI”) decreased during the third quarter of 2016 due to the decline in unrealized gains in the AFS securities portfolio during the quarter of $2.7 million, net of tax.  Tangible book value (“TBV”) per common share increased by $0.87 per share to $30.73 at September 30, 2016, compared to $29.86 at June 30, 2016,  and increased by $2.85 per share from $27.88 at December 31, 2015.  The quarterly increase was the result of earnings per share, excluding amortization of intangibles, of $1.21, stock compensation related activity of $0.07 per share, offset by the dividend paid to shareholders of $0.31 per share and the decrease in AOCI (primarily lower unrealized gain in the AFS portfolio) of $0.10 per share.

The total risk-based capital (RBC) ratio is estimated to be 12.9%  up from June 30, 2016 of 12.6%,  due primarily to our asset mix moving from higher risk weighted categories to lower risk weighted categories, and the increase in capital discussed above.  Total RBC was down from December 31, 2015 of 13.3%,  due primarily to loan growth during the year and the termination of our loss share agreements with the FDIC during the second quarter of 2016.  Tier 1 leverage ratio increased from 9.5% at June 30, 2016 to 9.7% at September 30, 2016.

“Over the past year, our tangible equity has increased $3.47 per share, or 12.7%, to $30.73 per share,” said John C. Pollok, COO and CFO.  “During the third quarter, our asset quality continued to improve as nonaccrual loans declined by $3.2 million from second quarter, net charge offs were 3 basis points annualized on non-acquired loans and 7 basis points on acquired noncredit impaired loans.”

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
PERFORMANCE RATIOS	2016	2016	2016	2015	2015	2016	2015
Return on average assets (annualized)	1.28%	1.13%	1.15%	1.19%	1.20%	1.19%	1.22%
Operating return on average assets (annualized) (non-GAAP) (3)	1.30%	1.32%	1.18%	1.25%	1.29%	1.27%	1.28%
Return on average equity (annualized)	10.00%	9.02%	9.18%	9.57%	9.61%	9.41%	9.71%
Operating return on average equity (annualized) (non-GAAP) (3)	10.17%	10.48%	9.38%	10.1%	10.39%	10.02%	10.17%
Return on average tangible common equity (annualized) (non-GAAP) (7)	15.86%	14.59%	15.04%	15.99%	15.72%	15.18%	15.97%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.11%	16.85%	15.36%	16.82%	16.92%	16.12%	16.69%
Efficiency ratio (tax equivalent)	62.30%	64.54%	64.07%	64.17%	64.39%	63.62%	64.2%
Operating efficiency ratio (9)	61.70%	60.81%	63.22%	62.72%	61.67%	61.88%	62.61%
Dividend payout ratio (2)	26.71%	29.61%	27.64%	24.66%	24.07%	27.93%	23.55%
Book value per common share	$46.43	$45.64	$44.75	$43.84	$43.30
Tangible common equity per common share (non-GAAP) (7)	$30.73	$29.86	$28.88	$27.88	$27.26

CAPITAL RATIOS
Equity-to-assets	12.78%	12.66%	12.48%	12.38%	12.33%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.84%	8.66%	8.43%	8.24%	8.14%
Tier 1 common equity (6)	11.5%	11.2%	11.6%	11.8%	11.8%
Tier 1 leverage (6)	9.7%	9.5%	9.4%	9.3%	9.3%
Tier 1 risk-based capital (6)	12.3%	12.0%	12.4%	12.7%	12.7%
Total risk-based capital (6)	12.9%	12.6%	13%	13.3%	13.4%

OTHER DATA
Number of branches	117	118	126	127	129
Number of employees (full-time equivalent basis)	2,039	2,032	2,039	2,058	2,083

Asset Quality

	Ending Balance
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2016	2016	2016	2015	2015
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$15,010	$18,372	$19,235	$18,747	$23,871
Non-acquired OREO and other nonperforming assets	6,614	6,862	7,779	8,783	5,980
Total non-acquired nonperforming assets	21,624	25,234	27,014	27,530	29,851
Acquired
Acquired nonperforming loans	4,633	4,438	3,951	3,817	4,130
Acquired OREO and other nonperforming assets	16,279	16,258	18,946	22,395	25,979
Total acquired nonperforming assets	20,912	20,696	22,897	26,212	30,109
Total nonperforming assets	$42,536	$45,930	$49,911	$53,742	$59,960

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
	2016	2016	2016	2015	2015	2016	2015
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.75%	0.77%	0.79%	0.81%	0.88%	0.75%	0.88%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	248.63%	201.06%	182.56%	181.84%	147.11%	248.63%	147.11%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.03%	0.06%	0.09%	0.14%	0.09%	0.06%	0.07%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.07%	0.07%	0.08%	0.08%	-0.05%	0.08%	0.24%
Total nonperforming assets as a percentage of total assets	0.48%	0.53%	0.58%	0.63%	0.71%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.30%	0.38%	0.43%	0.44%	0.60%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.43%	0.52%	0.60%	0.65%	0.75%
Total nonperforming assets as a percentage of total assets (5)	0.25%	0.29%	0.31%	0.32%	0.35%

During the third quarter of 2016,  overall asset quality improved as NPAs declined by $3.4 million, or 7.4%, to $42.5 million, and represented 0.48% of total assets.  Compared to September 30, 2015, NPAs have declined by $17.4 million, or 29.1%, and represented 0.71% of total assets.  During the third quarter of 2016, non-acquired NPAs, excluding acquired loans and acquired OREO, declined by $3.6 million, or 14.3%, to $21.6 million.  Non-acquired nonperforming loans decreased by $3.4 million, or 18.3%, and non-acquired OREO and other assets repossessed decreased $248,000, or 3.6%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.43% compared to 0.52% in the second quarter of 2016.

During the third quarter, the Company reported $4.6 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was an increase of $195,000 from the second quarter of 2016.  Additionally, acquired nonperforming OREO and other assets owned remained level at $16.3 million from June 30, 2016 and have declined by $6.1 million from December 31, 2015.

At September 30, 2016,  the allowance for non-acquired loan losses was $37.3 million, or 0.75%, of non-acquired period-end loans.  The current allowance for loan losses provides 2.49 times coverage of period-end non-acquired nonperforming loans, up from 2.01 times at June 30, 2016, and 1.82 times at December 31, 2015.  At September 30, 2015, this coverage was 1.47 times.    Net charge-offs within the non-acquired portfolio were  $394,000, or 0.03% annualized, in the third quarter compared to $676,000 for the second quarter, or 0.06% annualized.  Third quarter 2015 net charge-offs totaled $875,000, or 0.09% annualized.  During the third quarter of 2016,  the provision for non-acquired loan losses totaled $775,000 compared to $2.5 million in the second quarter of 2016.

Net charge offs related to “acquired non-credit impaired loans” were $160,000, or 0.07% annualized, and the Company recorded a provision for loan losses, accordingly, during the third quarter of 2016.    These charge-offs have been relatively flat over the past four quarters ranging from $160,000 to $213,000.  This was higher than the third quarter of 2015 when the Company experienced net recoveries of $132,000.

Total OREO decreased by $216,000 during the third quarter  of 2016 to $22.2 million at September 30, 2016.  This small decline was the result of the disposition of 27 properties, offset by the assets foreclosed on during the quarter.  Overall, OREO and troubled loan related costs increased by $1.2 million compared to the second quarter 2016, and decreased by $632,000 compared to the third quarter of 2015.  The increase from second quarter of 2016 was the result of more write downs of property which are under contract to sell or new appraisals.  The improvement in this expense from third quarter of 2015 was primarily the result of lower “cost to carry” on smaller balances (including taxes, insurance and maintenance) and reduced write downs of these assets.

Net Interest Income and Margin

	Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$354,007	$666	0.75%	$469,326	$756	0.65%	638,760	$487	0.30%
Investment securities (taxable)	842,128	4,309	2.04%	847,611	4,477	2.12%	724,306	4,106	2.25%
Investment securities (tax-exempt)	122,323	962	3.13%	126,934	992	3.14%	138,560	1,112	3.18%
Loans held for sale	41,246	350	3.38%	37,616	317	3.39%	57,435	560	3.87%
Loans	6,463,485	76,994	4.74%	6,268,711	76,837	4.93%	5,806,211	79,297	5.42%
Total interest-earning assets	7,823,189	83,281	4.24%	7,750,198	83,379	4.33%	7,365,272	85,562	4.61%
Noninterest-earning assets	931,204			946,308			959,335
Total Assets	$8,754,393			$8,696,506			$8,324,607

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,327,790	$683	0.08%	$3,319,119	$660	0.08%	$3,118,508	$683	0.09%
Savings deposits	786,904	121	0.06%	770,582	116	0.06%	705,499	111	0.06%
Certificates and other time deposits	942,532	608	0.26%	1,004,288	592	0.24%	1,147,770	1,017	0.35%
Federal funds purchased and repurchase agreements	318,124	137	0.17%	324,105	137	0.17%	296,469	95	0.13%
Other borrowings	55,275	487	3.51%	55,228	475	3.46%	55,081	641	4.62%
Total interest-bearing liabilities	5,430,625	2,036	0.15%	5,473,322	1,980	0.15%	5,323,327	2,547	0.19%
Noninterest-bearing liabilities	2,206,461			2,129,976			1,963,827
Shareholders' equity	1,117,307			1,093,208			1,037,453
Total Non-IBL and shareholders' equity	3,323,768			3,223,184			3,001,280
Total liabilities and shareholders' equity	$8,754,393			$8,696,506			$8,324,607
Net interest income and margin (NON-TAX EQUIV.)		$81,245	4.13%		$81,399	4.22%		$83,015	4.47%
Net interest margin (TAX EQUIVALENT)			4.18%			4.27%			4.52%

Non-taxable equivalent net interest income was $81.2 million for the third quarter of 2016, a  $154,000 decrease from the second quarter of 2016, resulting primarily from the following:

1.

A $280.1 million increase in the average balance of non-acquired loans partially offset by the yield decreasing to 3.81% during the third quarter from 3.86% in the second quarter which resulted in an increase in non-acquired loan interest income of approximately $2.6 million; and

2.

An  $85.3 million decrease in the average balance of acquired loans from the second quarter of 2016, coupled with a  28 basis point decline in the yield resulted in a decline in acquired loan interest income of $2.4 million.  The yield declined on acquired loans from 7.94%, in the second quarter of 2016, to 7.66%, in the third quarter of 2016, due primarily to cash received in the second quarter of 2016 on a zero carrying value pool and the renewals of certain acquired loans which increased the weighted average lives of the loan pools.  As the total loan portfolio continues to remix (more non-acquired loans and less acquired loans), the yield on the total loan portfolio declined from 4.93% in the second quarter of 2016 to 4.74% in the third quarter of 2016.  Compared to the third quarter of 2015, the loan portfolio yield declined from 5.42%; and

3.

Interest expense increased by $56,000 from the second quarter of 2016.  This increase was within all categories of funding and primarily the result of higher average balances.  Compared to the third quarter of 2015, interest expense declined $511,000, primarily the result of lower interest expense on certificates and other time deposits with $205.2 million decline in the average balance, and from lower interest expense of $154,000 on other borrowings where $20.6 million of trust preferred securities repriced to a lower floating rate from a fixed rate in September of 2015.

Tax-equivalent net interest margin decreased 9 basis points from the second quarter of 2016 and declined by 34 basis points from the third quarter of 2015.    The Company’s average yield on interest-earning assets decreased 9 basis points while the average rate on interest-bearing liabilities remained unchanged at 15 basis point in the third quarter and second quarter of 2016.  During the third quarter of 2016, the Company’s average total assets increased to $8.8 billion from $8.7 billion at June 30, 2016 and from $8.3 billion at September 30, 2015.  Average earning assets totaled $7.8 billion up $73.0 million compared to the second quarter of 2016, and up from $7.4 billion at September 30, 2015.    Average interest-bearing liabilities declined to $5.4 billion for the third quarter of 2016 down from $5.5 billion at June 30, 2016, and up from $5.3 billion at September 30, 2015.  Average non-interest bearing demand deposits increased by $76.5 million during the quarter and by $242.6 million from September 30, 2015.  Including the impact of noninterest bearing deposits, the Company’s cost of funds equaled 11 basis points in the third quarter and second quarter of 2016.

Noninterest Income and Expense

	Three Months Ended					Nine Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands)	2016	2016	2016	2015	2015	2016	2015
Noninterest income:
Fees on deposit accounts	$20,776	$21,539	$20,125	$21,076	$19,212	$62,440	$53,403
Mortgage banking income	6,286	5,620	4,198	3,229	4,817	16,104	18,532
Trust and investment services income	4,877	4,911	4,785	4,643	5,489	14,573	15,474
Securities gains, net	—	--	122	—	—	122	—
Other than temporary impairment	—	--	—	(489)	—	—	—
Amortization of FDIC indemnification asset	—	(4,427)	(1,475)	(1,467)	(1,871)	(5,902)	(7,120)
Recoveries of fully charged off acquired loans	2,207	2,002	921	877	879	5,130	2,099
Other	1,194	2,473	1,365	1,328	1,245	5,032	3,970
Total noninterest income	$35,340	$32,118	$30,041	$29,197	$29,771	$97,499	$86,358

Noninterest expense:
Salaries and employee benefits	$41,972	$40,537	$41,432	$40,550	$40,013	$123,941	$120,754
Net occupancy expense	5,464	5,541	5,359	5,427	5,395	16,364	15,678
Information services expense	5,237	5,082	5,034	4,734	4,736	15,353	13,076
Furniture and equipment expense	3,234	3,072	2,851	2,772	2,554	9,157	8,461
Bankcard expense	2,940	3,040	2,879	2,607	2,448	8,859	6,713
OREO expense and loan related	2,085	874	1,774	1,845	2,717	4,733	7,750
Business development and staff related	1,698	2,035	1,706	1,630	1,797	5,439	5,927
Amortization of intangibles	1,891	1,892	1,904	2,266	2,078	5,687	6,058
Professional fees	1,758	1,576	1,329	1,156	1,383	4,663	4,377
Supplies, printing and postage expense	1,345	1,757	1,808	1,528	1,377	4,910	4,391
FDIC assessment and other regulatory charges	1,001	1,017	1,144	1,029	1,248	3,162	3,685
Advertising and marketing	790	858	645	920	1,054	2,293	2,918
Other operating expenses	3,067	4,999	3,207	3,800	3,303	11,273	10,092
Branch consolidation and merger-related expense	709	1,573	958	1,617	3,091	3,240	5,328
Total noninterest expense	$73,191	$73,853	$72,030	$71,881	$73,194	$219,074	$215,208

Noninterest income was higher than the second quarter of 2016 by approximately $3.2 million to $35.3 million. The increase was the result of the following:

•	Lower amortization of the FDIC indemnification asset by $4.4 million due to the early termination of all loss share agreements during the second quarter and which eliminated this ongoing amortization;
•	Higher mortgage banking income of $666,000 due primarily to an increased volume of mortgage loans sold and the related gain in the secondary market;
•	Higher recoveries on acquired credit impaired loans of $205,000; offset by
•	Lower fees on deposit accounts totaling $763,000. The decrease was the result of less bankcard income where the second quarter reflected higher income from shared revenue received from VISA; and
•	Lower other income of $1.3 million which was the result of the resolution of acquired credit impaired loan during the second quarter of 2016.

Compared to the third quarter of 2015,  noninterest income grew by $5.6 million due to the following:

1.

$1.6 million improvement in fees on deposit accounts related to bankcard services and service charges on deposit accounts primarily the result of the purchase of Bank of America branches in the third quarter of 2015,

2.	$1.3 million improvement from recoveries on acquired loans as a result of the early termination of LSAs in the second quarter of 2016,
3.	$1.5 million improvement in mortgage banking income primarily from higher gains on the sale of mortgage loans sold in the secondary market, and
4.	$1.9 million improvement in the amortization of the FDIC indemnification asset with LSA termination in the second quarter of 2016, partially offset by a
5.	Decrease in trust and investment income of $612,000.

Noninterest expense was $73.2 million in the third quarter of 2016,  a  decrease of $662,000 from $73.9 million in the second quarter of 2016.  This decrease was due primarily to $864,000 decline in expenses related to branch consolidation and our merger with Southeastern and a $1.9 million decline in other expense attributable to lower operational charge offs, lower sales and use tax, lower charitable donations and lower costs related to the repurchase of loans previously sold in the secondary market.    These decreases were offset by an increase in salaries and benefits of $1.4 million due to an increase in incentives, self-funded medical cost, and the discretionary match of our 401(k), and an increase in OREO and other troubled loan cost of $1.2 million due primarily to write downs of assets either under contract or from updated appraisals.

Compared to the third quarter of 2015, noninterest expense was flat with offsetting increases and decreases within all categories.  The improvements were in the following categories:  branch consolidation and merger expenses by $2.4 million due to the purchase of 13 Bank of America branches in the third quarter of 2015; $632,000 in OREO and troubled loan cost due to lower balance of OREO and less cost to carry these assets;  $264,000 in advertising and marketing expense which relates to discretionary spending; and $247,000 in FDIC assessment.  These improvements were offset by an increase in salary and employee benefits of $2.0 million due to higher cost related to our self-funded medical plan, merit increases, and the hiring of staff to support $10.0 billion in assets; $680,000 in furniture and equipment expense and $501,000 in information services expense due to our expansion with the 13 Bank of America branches acquired and cost related to growing to $10.0 billion in assets; and $492,000 in bankcard expense due to the increase in customers primarily from the 13 branches acquired from Bank of America.

South State Corporation will hold a conference call today, October 21st at 10 a.m. Eastern Time, during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10092013.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning October 21st by 2:00 p.m.  Eastern Time until 9:00 a.m. on November 5, 2016.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10092013.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina.  Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties for over 80 years. The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.8 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
RECONCILIATION OF NON-GAAP TO GAAP	2016	2016	2016	2015	2015	2016	2015
Adjusted net income (non-GAAP) (3)
Adjusted net income (non-GAAP)	$28,563	$28,498	$25,047	$26,953	$27,157	$82,108	$77,441
Securities (gains) losses, net of tax	—	—	81	—	—	81	—
Other than temporary impairment (OTTI), net of tax	—	—	—	(329)	—	—	—
FDIC LSA early termination, net of tax	—	(2,938)	—	—	—	(2,938)	—
Branch consolidation expense, net of tax	(468)	(1,044)	(634)	(1,089)	(2,017)	(2,146)	(3,503)
Net income (GAAP)	$28,095	$24,516	$24,494	$25,535	$25,140	$77,105	$73,938

Adjusted net income per common share - Basic (3)
Adjusted net income per common share - Basic (non-GAAP)	$1.19	$1.19	$1.04	$1.12	$1.13	$3.42	$3.23
Effect to adjust for securities gains (losses)	—	—	0.01	—	—	0.01	—
Effect to adjust for OTTI	—	—	—	(0.01)	—	—	—
Effect to adjust for FDIC LSA early termination	—	(0.12)	—	—	—	(0.12)	—
Effect to adjust for branch consolidation expenses	(0.02)	(0.05)	(0.03)	(0.05)	(0.08)	(0.10)	(0.14)
Earnings per common share - Basic (GAAP)	$1.17	$1.02	$1.02	$1.06	$1.05	$3.21	$3.09

Adjusted net income per common share - Diluted (3)
Adjusted net income per common share - Diluted (non-GAAP)	$1.18	$1.18	$1.04	$1.11	$1.12	$3.40	$3.20
Effect to adjust for securities gains (losses)	—	—	—	—	—	—	—
Effect to adjust for OTTI	—	—	—	(0.01)	—	—	—
Effect to adjust for FDIC LSA early termination	—	(0.12)	—	—	—	(0.12)	—
Effect to adjust for branch consolidation expenses	(0.02)	(0.05)	(0.03)	(0.05)	(0.08)	(0.10)	(0.15)
Earnings per common share - Diluted (GAAP)	$1.16	$1.01	$1.01	$1.05	$1.04	$3.18	$3.05

Adjusted Return of Average Assets (3)
Adjusted return on average assets (non-GAAP)	1.30%	1.32%	1.18%	1.25%	1.29%	1.27%	1.28%
Effect to adjust for securities gains (losses)	—	—	—	—	—	—	—
Effect to adjust for OTTI	—	—	—	-0.02%	—	—	—
Effect to adjust for FDIC LSA early termination	—	-0.14%	—	—	—	-0.05%	—
Effect to adjust for branch consolidation expenses	-0.02%	-0.05%	-0.03%	-0.04%	-0.09%	-0.03%	-0.06%
Return on average assets (GAAP)	1.28%	1.13%	1.15%	1.19%	1.20%	1.19%	1.22%

Adjusted Return of Average Equity (3)
Adjusted return on average equity (non-GAAP)	10.17%	10.48%	9.38%	10.10%	10.39%	10.02%	10.17%
Effect to adjust for securities gains (losses)	—	—	0.03%	—	—	0.01%	—
Effect to adjust for OTTI	—	—	—	-0.12%	—	—	—
Effect to adjust for FDIC LSA early termination	—	-1.08%	—	—	—	-0.36%	—
Effect to adjust for branch consolidation and conversion expenses	-0.17%	-0.38%	-0.23%	-0.41%	-0.78%	-0.26%	-0.46%
Return on average equity (GAAP)	10.00%	9.02%	9.18%	9.57%	9.61%	9.41%	9.71%

Adjusted Return on Average Common Tangible Equity (3) (7)
Adjusted return on average common tangible equity (non-GAAP)	16.11%	16.85%	15.36%	16.82%	16.92%	16.12%	16.69%
Effect to adjust for securities gains (losses)	—	—	0.03%	—	—	0.01%	—
Effect to adjust for OTTI	—	—	—	-0.12%	—	—	—
Effect to adjust for FDIC LSA early termination	—	-1.08%	—	—	—	-0.36%	—
Effect to adjust for branch consolidation and conversion expenses	-0.17%	-1.08%	-0.24%	-0.41%	-0.77%	-0.26%	-0.46%
Effect to adjust for intangible assets	-5.94%	-0.38%	-5.97%	-6.72%	-6.54%	-6.10%	-6.52%
Return on average common equity (GAAP)	10.00%	9.02%	9.18%	9.57%	9.61%	9.41%	9.71%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$30.73	$29.86	$28.88	$27.88	$27.26
Effect to adjust for intangible assets	15.70	15.78	15.87	15.96	16.04
Book value per common share (GAAP)	$46.43	$45.64	$44.75	$43.84	$43.30

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.84%	8.66%	8.43%	8.24%	8.14%
Effect to adjust for intangible assets	3.94%	4.00%	4.05%	4.14%	4.19%
Equity-to-assets (GAAP)	12.78%	12.66%	12.48%	12.38%	12.33%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.

(3)

Adjusted net income,  adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, branch consolidation and merger expense, and FDIC LSA early termination cost.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted net income and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax branch consolidation and merger expense of $709,000,  $1.6 million, $958,000, $1.6 million, and $3.1 million for the quarters ended September 30, 2016, June 30, 2016,  March 31, 2016,  December 31, 2015, and September 30, 2015, respectively; (b) OTTI of $489,000 for the quarter ended December 31, 2015; (c) securities gains of $122,000 for the quarter ended March 31, 2016, and (d) FDIC LSA early termination cost of $4.4 million for the quarter ended June 30, 2016.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)

September 30, 2016 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.  All ratios are rounded down to one decimal point.

(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $1.1 million;  $1.2 million; $1.6 million; $1.8 million; and $1.6 million, respectively during the five quarters above; and $3.9 million and $4.7 million for the nine months ended September 30, 2016, and 2015, respectively.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation and merger cost divided by net interest income and noninterest income excluding securities gains (losses), OTTI and FDIC early termination of the loss share agreement, which occurred in the second quarter of 2016.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.   The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements.  South State Corporation (“SSB”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities:  the occurrence of any event, change or other circumstances that could give rise to right of one or both of the parties to terminate the definitive merger agreement between SSB and Southeastern Bank Financial Corporation (“SBFC”); the outcome of any legal proceedings that may be instituted against SSB or SBFC; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where SSB and SBFC do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;  SSB’s ability to complete the acquisition and integration of SBFC successfully; credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; liquidity risk affecting the bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; terrorist activities risk that results in loss of consumer confidence and economic disruptions; cybersecurity risk related to SSB’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of SSB and SBFC. Additional factors that could cause results to differ materially from those described above can be found in SSB’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended June 30, 2016 and March 31, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of SSB’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents SSB files with the SEC, and in SBFC’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended June 30, 2016 and March 31, 2016, each of which is on file with the SEC and in other documents SBFC files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither SSB nor SBFC assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.